EXHIBIT 5.1





                                                    June 1, 2000

Pre-Paid Legal Services, Inc.
321 East Main Street
Ada, Oklahoma 74820

     Re: Pre-Paid Legal  Services,  Inc. -  Registration  Statement on Form S-8
         Relating to 1,000,000 Additional Shares of Common Stock in Connection with the Pre-Paid Legal Services, Inc. Stock Option Plan

Ladies and Gentlemen:

     The Board of Directors and shareholders of Pre-Paid Legal Services, Inc. (the "Company") have approved the amendment of the Company's Stock Option Plan (the "Plan") to increase the number of shares of common stock, $0.01 par value per share, of the Company issuable pursuant to the Plan by 1,000,000 shares (the "Additional Shares") for a total of 2,000,000 shares.

     You have requested our advice with respect to the legality of the Additional Shares issuable upon exercise of options that may be granted pursuant to the Plan.

     We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the 1,000,000 Additional Shares that may be issued pursuant to options granted under the Plan will, upon payment therefor and delivery thereof in accordance with the Plan, be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.


                                                      Respectfully submitted,

                                                      CROWE & DUNLEVY
                                                      A PROFESSIONAL CORPORATION


                                                     By: /s/ J. Bradford Hammond
                                                        ------------------------
                                                        J. Bradford Hammond